Exhibit 99.2

200 Crossing Boulevard, Bridgewater, NJ 08807

SYNCHRONOSS TECHNOLOGIES TO ACQUIRE INTRALINKS HOLDINGS

ACCELERATING STRATEGIC TRANSFORMATION

Press Release:

•                  Synchronoss to acquire Intralinks Holdings, Inc. for $13.00 per share or $821 million in equity value

•                  Intralinks will be a major step towards significantly expanding the scale and scope of Synchronoss’ transformation to attack the multi-billion dollar enterprise market opportunity

•                  Ron Hovsepian, Chief Executive Officer of Intralinks, is expected to be appointed as Chief Executive Officer of Synchronoss upon closing of the transaction with Synchronoss

•                  Stephen G Waldis, Founder and current Chief Executive Officer, will remain active in the company  serving as Executive Chairman of the Board, driving strategy, product innovation and oversight for the transformation

•                  Synchronoss to divest a portion of its activation business to Sequential Technology International for $146 million; strategic alternatives being pursued for remaining activation assets

BRIDGEWATER, NJ and NEW YORK, NY — December 6, 2016 - Synchronoss Technologies, Inc. (NASDAQ: SNCR) and Intralinks Holdings, Inc. ( NYSE: IL) today announced that they have entered into a definitive agreement for Synchronoss to acquire Intralinks for approximately $821 million in equity value. Under the terms of the agreement, Synchronoss will commence a cash tender offer to acquire all of the outstanding common stock of Intralinks for $13.00 per share.  The transaction, which was unanimously approved by the board of directors of both companies, is expected to close late in the first calendar quarter of 2017, subject to customary closing conditions.  Ron Hovsepian, Chief Executive Officer of Intralinks, is expected to be appointed Chief Executive Officer of Synchronoss and join the Synchronoss Board of Directors upon closing of the transaction with Synchronoss’ Founder and current Chief Executive Officer, Stephen G. Waldis will move into the role of  active Executive Chairman of the Board.

In Intralinks’ 20-year history, over 4.1 million business users across the world have used its secure, cloud-based platform, and it counts 99% of Fortune 1000 companies among its customers. To date, Intralinks has supported over $31 trillion in high-stakes transactions, making the company a leader in the enterprise content collaboration market.

“Intralinks has established itself as a household name in the financial services world over the past 20 years, with a keen focus on growing its presence into the next generation secure content collaboration market over the coming years,” said Stephen Waldis, Synchronoss’ CEO.  “This acquisition marks another major step in the transformation of Synchronoss to significantly expand the scale and scope of the company’s enterprise initiatives and strong carrier relationships in attacking this multi-billion dollar market opportunity. Ron brings significant leadership experience and a history of successfully integrating companies into a single portfolio.  I intend to stay active in the company, driving growth opportunities and continued developments on new product innovation. I am excited to be working closely with Ron to bring Synchronoss into its next chapter of growth”.

“Our board of directors unanimously concluded that Synchronoss is the ideal strategic partner for Intralinks and also gives our employees and customers the opportunity to leverage Synchronoss’ deep relationships across the carrier space, cloud expertise, and strong partnerships in the financial  services vertical,” said Ron Hovsepian, CEO of Intralinks. “Together with Synchronoss, we believe we can deploy enhanced enterprise and mobile solutions to our customers while opening up new enterprise distribution channels across the world.”

In conjunction with today’s announcement Synchronoss is also announcing an agreement to divest a portion of its activation business to Sequential Technology International, LLC for a total purchase price of $146 million.  As part of this transaction, Sequential Technology will purchase 70% of Synchronoss’ carrier activation business that is being divested, with Synchronoss retaining a 30% ownership piece which could be reduced during the course of 2017.  Synchronoss is in the process of pursuing strategic alternatives for the remaining activation business assets.

Synchronoss expects to finance the Intralinks acquisition with its existing cash, proceeds from the Sequential Technology transaction, and $900 million of new debt.

Given the expected closing in the first calendar quarter of 2017, Synchronoss expects the Intralinks transaction to have no impact to its fourth quarter financials.  With the impact from the Sequential Technology divestiture and assuming a late first quarter 2017 close on the Intralinks deal, Synchronoss is giving initial 2017 revenue guidance of between $810 million and $820 million with pro forma EPS of between $2.45 and $2.60 for the combined entity.  We are targeting $40 million of combined synergies within the first year of closing the Intralinks deal.

The Intralinks transaction is subject to the satisfaction of customary closing conditions, including regulatory approval in the United States. Until the transaction closes, each company will continue to operate independently.

PJT Partners is serving as lead financial advisor. Goldman Sachs & Co. and Credit Suisse are providing debt financing commitments to Synchronoss and Goldman Sachs & Co. is also serving as financial advisor to

Synchronoss.   J.P. Morgan Securities LLC is serving as a financial advisor to Intralinks.  Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is acting as legal advisor to Synchronoss in connection with the Intralinks acquisition, and Simpson Thacher & Bartlett LLP is acting as legal advisor in connection with the debt financing to Synchronoss.  Skadden, Arps, Slate, Meagher & Flom, LLP is acting as legal advisor to Intralinks in connection with the acquisition.

Conference Call

In conjunction with this announcement, Synchronoss will host a conference call on Tuesday, December 6, 2016, at 8:30 a.m. (ET) to discuss the company’s financial results.  To access this call, dial 877-930-7767 (domestic) or 253-336-7416 (international). The pass code for the call is 33486699. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s web site www.synchronoss.com.

Following the conference call, a replay will be available for a limited time at 855-859-2056 (domestic) or 404-537-3406 (international).  The replay pass code is 42244350.  An archived web cast of this conference call will also be available on the “Investor Relations” page of the company’s web site, www.synchronoss.com.

About Synchronoss Technologies, Inc.

Synchronoss Technologies, Inc. (NASDAQ: SNCR) is the leading innovator of cloud solutions, secure enterprise productivity and software-based activation for companies across the globe.  The company’s proven, scalable and patented technology solutions allow customers to connect, synchronize and activate connected devices and services that empower enterprises and consumers to live in a connected world. For more information visit us at: www.synchronoss.com.

About Intralinks

Intralinks Holdings, Inc. (NYSE: IL) is a global content collaboration company that provides cloud-based solutions to control the sharing, distribution and management of high value content within and across organizations according to the highest-level of security and the most stringent compliance regulations. Over 90,000 clients, 99% of the Fortune 1000 companies, have depended on Intralinks to digitally transform and simplify critical business processes, and secure high-value information. With a 20-year track record of enabling high-stakes transactions and business collaborations valued at more than $31.3 trillion, Intralinks is a trusted provider of easy-to-use, enterprise strength, cloud-based collaboration technology. For more information, visit www.intralinks.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding acquisition synergies and benefits to Synchronoss, the growth of the market and demand for Synchronoss’ offerings, growth opportunities, the closing of the [divestiture], [debt financing] and acquisition and impact of such transactions, momentum in Synchronoss’ business and momentum with the offerings discussed in this press release, potential growth of Synchronoss’ business, product performance, the ability to successfully integrate the companies and their respective products, and the timing of the transaction. Although Synchronoss attempts to be accurate in making forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include the following: general economic risks; execution risks with acquisitions; closing conditions; risks associated with sales not materializing based on a change in circumstances; disruption to sales following acquisitions; increasing competitiveness in the enterprise and mobile solutions market; ability to retain key personnel following the acquisition; the dynamic nature of the markets in which the companies operate; specific economic risks in different geographies, and among different customer segments; changes in foreign currency exchange rates; uncertainty regarding increased business and renewals from existing customers; uncertainties around continued success in sales growth and market share gains; failure to convert sales pipeline into final sales; risks associated with successful implementation of multiple integrated software products and other product functionality risks; execution risks around new product development and introductions and innovation; product defects; unexpected costs, assumption of unknown liabilities and increased costs for any reason; litigation and disputes and the potential cost, distraction and damage to sales and reputation caused thereby; market acceptance of new products and services; the ability to attract and retain personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; technological changes that make our products and services less competitive; risks associated with the adoption of, and demand for, our model in general and by specific customer segments; competition and pricing pressure; and the other risk factors set forth from time to time in Synchronoss’ most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our other filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Synchronoss’ investor relations department. All forward-looking statements herein reflect Synchronoss’ opinions only as of the date of this release, and Synchronoss undertakes no obligation, and expressly disclaim any obligation, to update forward-looking statements herein in light of new information or future events.

Additional Information

In connection with the proposed acquisition of Intralinks, Synchronoss will commence a tender offer for the outstanding shares of Intralinks. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Intralinks, nor is it a substitute for the tender offer materials that Synchronoss and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Synchronoss and its acquisition subsidiary will file tender offer materials on Schedule TO, and Intralinks will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Intralinks are urged to read these documents when they become available because they will contain important information that holders of Intralinks securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Intralinks at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

Synchronoss and the Synchronoss logo are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

Forward Looking Statements — Intralinks Holdings, Inc.

Forward-looking statements made herein with respect to the tender offer and related transactions, including, for example, the timing of the completion of the merger the potential benefits of the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements.

Due to known and unknown risks, Intralinks Holdings, Inc.’s actual results may differ materially from its expectations or projections.

The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the tender offer and related transactions on Intralinks Holdings, Inc.’s business relationships (including, without limitation, partners and customers), operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, and the risk that the merger agreement may be terminated in circumstances that require Intralinks Holdings, Inc. to pay a termination fee of $24.6 million; the outcome of any legal proceedings that may be instituted against Intralinks Holdings, Inc. related to the transactions contemplated by the merger agreement, including the tender offer and the merger; uncertainties as to the number of stockholders of Intralinks Holdings, Inc. who may tender their stock in the tender offer; the failure to satisfy other conditions to consummation of the tender offer or the merger, including the receipt of all regulatory approvals related to the merger (and any conditions, limitations or restrictions placed on these approvals); the failure of Synchronoss Technologies, Inc. to consummate the necessary financing arrangements; risks that the tender offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in our other reports and other public filings with the Securities and Exchange Commission (the “SEC”).

Additional information concerning these and other factors that may impact Intralinks Holdings, Inc.’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015. Intralinks Holdings, Inc.’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on Intralinks Holdings, Inc.’s website at www.intralinks.com under the Investors section or upon request via email to dridlon@intralinks.com. Intralinks Holdings, Inc. disclaims any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

View source version on businesswire.com: http://www.businesswire.com/news/home/20161206005590/en/

Source: Synchronoss Technologies, Inc.

Synchronoss Technologies, Inc.
Investor and Media:
Daniel Ives, +1 908-524-1047
Daniel.ives@synchronoss.com
or
Intralinks Holdings, Inc.
Media Contact:
Doug Gordon, 617-357-3678
dgordon@intralinks.com
or
Investor Contact:
Dean Ridlon, 617-607-3957
dridlon@intralinks.com